1 Debt Maturity Profile As of July 3, 2015 Debt Portion per US GAAP Letters of credit – 2018 Revolver Facility Available Equity Portion/Debt Discount – 2029 Converts Net Debt Q2 2015 Q4 2014 Diff Debt $1,187 $1,326 ($139) Cash (1) 94 107 13 Net Debt $1,093 $1,219 ($126) (1) Excludes cash of $8 million in Venezuela as of Q2 2015 and $30 million as of Q4 2014 (2) The Company’s asset base supports approximately $600 million of borrowings under its $1 billion credit facility as of July 3, 2015 (3) Includes standby letters of credit $238 $180 $600 $169 $41(3) $260 $375 $- $100 $200 $300 $400 $500 $600 $700 Short term Working Capital Lines (Mainly Latin America) 2018 ABL Revolver (2) 2022 Senior Notes 2029 Convertible Notes Exhibit 99.2

Segment Adjusted Operating Income

Core Operations

North America	Operating Income					
In millions	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015
As reported	$ 32.7	$ 18.9	$ 46.9	$ 20.0	$ 29.6	$ 30.9
Adjustments to Reconcile Operating Income						
Restructuring and severance charges	1.0	12.7	-	4.6	5.3	5.4
Restatement and legal costs	2.9	3.7	2.5	3.9	4.9	2.9
Customer incentive	-	-	-	-	-	4.6
Goodwill/intangibles asset impairment	-	2.1	-	-	-	-
Foreign Corrupt Practices Act (FCPA) accrual	-	-	-	24.0	-	-
Gain on the sale of divested assets	-	-	-	(17.6)	(0.9)	-
Insurance claim settlement	-	-	(5.0)	(3.1)	-	-
Total Adjustments	3.9	18.5	(2.5)	11.8	9.3	12.9
Adjusted	$ 36.6	$ 37.4	$ 44.4	$ 31.8	$ 38.9	$ 43.8

Europe	Operating Income					
In millions	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015
As reported	$ (10.3)	$ 14.9	$ (108.1)	$ 9.5	$ 5.9	$ (1.2)
Adjustments to Reconcile Operating Income						
Restructuring and severance charges	1.1	-	106.1	10.2	9.1	0.8
Insurance claim settlements	-	-	-	(14.1)	-	-
European Commission	2.5	-	-	-	-	-
(Gain) loss on divested assets	-	-	-	-	-	11.6
Total Adjustments	3.6	-	106.1	(3.9)	9.1	12.4
Adjusted	$ (6.7)	$ 14.9	$ (2.0)	$ 5.6	$ 15.0	$ 11.2

Latin America	Operating Income					
In millions	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015
As reported	$ (165.0)	$ (15.2)	$ (23.3)	$ (43.1)	$ (15.9)	$ (2.5)
Adjustments to Reconcile Operating Income						
Restructuring and severance charges	-	10.2	13.5	8.5	2.8	3.1
Brazil impairment	-	-	13.1	-	-	-
Brazil legal accrual	-	-	-	-	2.5	-
Goodwill/intangibles asset impairment	152.0					
Venezuela (income)/loss	4.2	1.1	(0.8)	37.6	5.1	(0.6)
Total Adjustments	156.2	11.3	25.8	46.1	10.4	2.5
Adjusted	$ (8.8)	$ (3.9)	$ 2.5	$ 3.0	$ (5.5)	$ -

Core Operations - Total Adjusted Operating Income	$ 21.1	$ 48.4	$ 44.9	$ 40.4	$ 48.4	$ 55.0

General Cable

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